Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PSS WORLD MEDICAL, INC.

Pursuant to Section 607.1007 of the Florida Business Corporation Act (the “FBCA”), PSS World Medical, Inc., a Florida corporation (the “Corporation”), hereby amends and restates its Articles of Incorporation in their entirety, as follows:

ARTICLE I

NAME

The name of the corporation is PSS World Medical, Inc.

ARTICLE II

PRINCIPAL OFFICE AND MAILING ADDRESS

The street address of the principal office and the mailing address of the Corporation is c/o McKesson Corporation, Attention: Corporate Secretary’s Department, One Post Street, San Francisco, CA 94104.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the FBCA as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be common stock with a par value of one cent ($0.01) per share.

ARTICLE V

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office is 1201 Hays Street, Tallahassee, Florida 32301, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE VI

AMENDMENTS

From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the Florida at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article VI.

ARTICLE VII

BYLAW AMENDMENTS

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the FBCA or other statutes or laws of the State of Florida, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, but the shareholders may make additional Bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VIII

LIABILITY OF DIRECTORS

To the fullest extent permitted under the FBCA and other applicable law, no director of the Corporation shall be personally liable to the Corporation or any of its shareholders or any other person for monetary damages for or relating to any statement, vote, decision, action or failure to act, regarding corporate management or policy, by a director, unless the breach or failure to perform his or her duties as a director satisfies the standards set forth in Section 607.0831(1) of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. To the fullest extent permitted under the FBCA and other applicable law, a director of the Corporation shall not be or held liable for any action taken as a director, or any failure to take action, if he or she performed the duties of his or her office in compliance with Section 607.0830 of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. If the FBCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the FBCA, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

INDEMNIFICATION

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, administrators or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article IX.

The Corporation may, to the extent authorized from time to time in the Corporation’s Bylaws or otherwise by resolution of the Board of Directors, provide rights to indemnification and/or to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right(s) which any person may have or hereafter acquire under these Articles of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and/or to the advancement of expenses of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has caused these Amended and Restated Articles of Incorporation to be duly executed as of this 22nd day of February, 2013.

PSS WORLD MEDICAL, INC.

By:	/s/ Willie C. Bogan
Willie C. Bogan, Assistant Secretary